EXHIBIT 5

   SCHIFF HARDIN & WAITE
   7200 Sears Tower
   Chicago, Illinois 60606
   (312) 876-1000


                                May 14, 1997


   Securities and Exchange Commission
   Judiciary Plaza
   450 Fifth Street, N.W.
   Washington, D.C.   20549

       Re: Arvin Industries, Inc. -- Registration
           of 950,000 Additional Common Shares,
           Par Value $2.50 Per Share on Form S-8
           --------------------------------------

   Ladies and Gentlemen:

       We have acted as counsel to Arvin Industries, Inc., an Indiana corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement"), covering an additional 950,000 Common Shares, $2.50 par value per share (and the Preferred Share Purchase Rights attached hereto) of the Company (the "Shares"), under the Arvin Industries, Inc. 1988 Stock Benefit Plan, as amended (the "Plan").

       In this connection we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.

       Based upon the foregoing, it is our opinion that the 950,000 Shares, when issued in accordance with the terms of the Plan, have been or will be legally issued, fully paid and nonassessable.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                SCHIFF HARDIN & WAITE


                                By: /s/ Frederick L. Hartman
                                    -----------------------------
                                    Frederick L. Hartmann